Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D in respect of the shares of Class A Common Stock of Vulcan Infrastructure and Power Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
EXECUTED September 11, 2026.

CONVERSANT PIF VIP HOLDCO LLC

By:	/s/ Justin Manaster
	Name:	Justin Manaster
	Title:	Board Member

CONVERSANT CAPITAL LLC

By:	/s/ Paul Dumaine
	Name:	Paul Dumaine
	Title:	General Counsel and Chief Compliance Officer

MICHAEL J. SIMANOVSKY
By:	/s/ Paul Dumaine
	Name:	Paul Dumaine
	Title:	Attorney-in-fact for Michael J. Simanovsky